Exhibit 99.1

Popular, Inc. Announces Third Quarter Financial Results

  Reports net income of $62.6 million and adjusted net income of $90.5 million
  The continuing operations reflected a net income of $32.8 million and adjusted net income of $81.7 million
  The discontinued operations reflected a net income of $29.8 million and adjusted net income of $8.8 million
  Adjusted net interest margin of 4.64% in Q3 2014 vs. 4.68% in Q2 2014
  Credit Quality (excluding covered loans):
    Non-performing loan inflows, excluding consumer loans, were down by $23.8 million, or 15.7%, from Q2 2014;
    Non-performing loans held-in-portfolio (NPLs) decreased by $17.8 million, or 2.8% from Q2 2014; NPLs to loans ratio decreased to 3.2% from 3.3% in Q2 2014;
    Net charge-offs (NCOs) were 0.83% of average loans held-in-portfolio vs. 0.94% in Q2 2014; NCOs declined $5.7 million quarter over quarter;
    Allowance for loan losses of $521.7 million vs. $526.2 million in Q2 2014; Allowance for loan losses to loans held-in-portfolio at 2.69% vs. 2.68% in Q2 2014.
  Completed the sale of its Central Florida and Illinois regional operations
  Repaid TARP funds on July 2, 2014
  Common Equity Tier 1 ratio of 14.8% and Tangible Book Value per Share of $36.24 at September 30, 2014; capital exceeds well-capitalized minimum threshold by $2.2 billion.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--October 22, 2014--Popular, Inc. (the “Corporation” or “Popular”) (NASDAQ:BPOP) reported a net income of $62.6 million and adjusted net income of $90.5 million for the quarter ended September 30, 2014, compared to net loss of $511.3 million and adjusted net income of $86.2 million for the quarter ended June 30, 2014.

Mr. Richard L. Carrión, Chairman of the Board and Chief Executive Officer, said: "In the third quarter Popular reached important milestones, such as the repayment of TARP and continued the restructuring of our U.S. operations, completing the sale of our Illinois and Central Florida operations. These accomplishments come in concert with another period of stable results and credit quality, reflecting our ability to operate successfully even under challenging conditions".

Earnings Highlights

(Unaudited)	Quarters ended			Nine months ended
(Dollars in thousands, except per share information)	30-Sep-14	30-Jun-14	30-Sep-13	30-Sep-14	30-Sep-13
Net interest income (expense)	$326,421	$(59,381)	$331,012	$618,211	$990,067
Provision for loan losses – non-covered loans	68,166	50,074	48,715	172,362	486,783
Provision for loan losses – covered loans [1]	12,463	11,604	17,433	49,781	60,489
Net interest income (expense) after provision for loan losses	245,792	(121,059)	264,864	396,068	442,795
FDIC loss share expense	(4,864)	(55,261)	(14,866)	(84,331)	(44,887)
Other non-interest income	129,194	118,050	301,575	367,482	650,624
Operating expenses	310,640	275,439	308,292	863,678	917,381
Income (loss) from continuing operations before income tax	59,482	(333,709)	243,281	(184,459)	131,151
Income tax expense (benefit)	26,667	(4,124)	17,768	45,807	(276,489)
Income (loss) from continuing operations	$32,815	$(329,585)	$225,513	$(230,266)	$407,640
Income (loss) from discontinued operations, net of tax	$29,758	$(181,729)	$3,622	$(132,066)	$28,656
Net income (loss)	$62,573	$(511,314)	$229,135	$(362,332)	$436,296
Net income (loss) applicable to common stock	$61,643	$(512,245)	$228,204	$(365,124)	$433,504
Net income (loss) per common share from continuing operations - Basic	$0.31	$(3.21)	$2.18	$(2.27)	$3.94
Net income (loss) per common share from continuing operations - Diluted	$0.31	$(3.21)	$2.18	$(2.27)	$3.93
Net income (loss) per common share from discontinued operations - Basic	$0.29	$(1.77)	$0.04	$(1.28)	$0.28
Net income (loss) per common share from discontinued operations - Diluted	$0.29	$(1.77)	$0.04	$(1.28)	$0.28

[1] Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction that are covered under FDIC loss sharing agreements.

Significant events

  On July 2, 2014, the Corporation completed the repayment of TARP funds to the U.S. Treasury through the repurchase of $935 million of trust capital securities issued to the U.S. Treasury under the TARP Capital Purchase Program. The Corporation funded the repurchase through a combination of available cash and approximately $400 million from the proceeds of the issuance of its $450 million aggregate principal amount of 7% Senior Notes due on 2019 issued on July 1, 2014.

On July 23, 2014, the Corporation also completed the repurchase of the outstanding warrant initially issued to the U.S. Treasury under the TARP Capital Purchase Program in 2008. The warrant represented the right to purchase 2,093,284 shares of the Corporation’s common stock at an exercise price of $67 per share with an original term of 10 years. The Corporation and the U.S. Treasury agreed upon a repurchase price of $3.0 million for the warrant. With the completion of this transaction, the Corporation completed its exit from the TARP Capital Purchase Program.

In connection with the repayment of TARP on July 2, 2014, the Corporation accelerated the related amortization of the discount and deferred costs amounting to $414.1 million, which is reflected as part of interest expense in the consolidated statement of operations, during the second quarter of 2014.

  During the third quarter of 2014, the Corporation completed two of the previously announced sales of its regional operations in the U.S. The sales of its Central Florida and Illinois operations resulted in a net gain of $1.2 million and $24.6 million, respectively. The sale of the California region is expected to be completed before the end of the year.

The Corporation continues its strategy of centralizing certain back office operations in Puerto Rico and New York. The Corporation incurred $8.3 million in restructuring charges during the third quarter of 2014. Over the course of the fourth quarter of 2014 and early in 2015, an additional $41 million in restructuring charges are expected to be incurred, comprised of $22 million in severance and retention payments and $19 million in operational set-up costs and lease cancelations. Upon the completion of the regional sales and the centralization of operations in the first half of 2015, annual operating expenses are expected to decrease by approximately $40 million, after the reorganization is complete. This decrease in expenses is expected to offset the reduction in revenues that will result from the sale of the regional operations.

In connection with the restructuring of its U.S. mainland operations, the Corporation is also taking steps to restructure its balance sheet and funding strategies. As part of the strategy, during the third quarter of 2014, the Corporation sold approximately $94.2 million in securities available for sale and refinanced approximately $638 million in long term structured repos in the U.S. with a yield of 4.41% and replaced them with lower cost short-term repos of a similar amount. The fees associated with the refinancing of these repos were $39.7 million, of which $20.7 million were recorded as interest expense during the third quarter of 2014, with remainder to be recorded during the fourth quarter of 2014.

The Corporation also sold or entered into agreements to sell certain of its legacy and classified loans in the U.S. for an aggregate of approximately $220.7 million which resulted in a net loss of approximately $12.0 million in the quarter, which is reflected in the provision for loan losses.

  As previously disclosed, on July 31, 2013, BPPR filed a statement of claims with the American Arbitration Association requesting that the review board determine certain matters relating to the loss-share claims under its commercial loss share agreement with the FDIC. The statement of claim also included requests for reimbursement of certain valuation adjustments for discounts to appraised values, costs to sell troubled assets and other items. On October 17, 2014, BPPR and the FDIC settled the claims that had been submitted to the review board. The settlement provides for an agreed methodology for submitting claims for reimbursement of charge-offs for late stage real-estate-collateral-dependent loans. While the terms of the settlement could delay the timing of reimbursement of certain claims from the FDIC, the settlement is not expected to have a material adverse impact on BPPR’s current estimate of expected reimbursable losses for the covered portfolio through the end of the loss share agreement in the quarter ending June 30, 2015.
  On October 20, 2014, the Memorandum of Understanding (the “MOU”) entered into on July 2, 2011 between Popular, Inc., BPPR, the Federal Reserve Bank of New York (the””FRB-NY”) and the Office of the Commissioner of Financial Institutions of Puerto Rico was lifted. The MOU provided, among other things, for the Corporation to take steps to improve its credit risk management practices and asset quality, and for the Corporation to develop strategic plans to improve earnings and to develop capital plans. The MOU also required the Corporation to obtain approval from the applicable MOU counterparties prior to, among other things, declaring or paying dividends, purchasing or redeeming any shares of its stock, consummating acquisitions or mergers, or making any distributions on its trust preferred securities or subordinated debentures.

The decision to sell three of its U.S. regional operations resulted in the discontinuance of each of these respective operations. As required by US GAAP, current and prior periods presented in the consolidated statement of operations as well as financial information covering income and expense amounts presented in this earnings release has been retrospectively adjusted for the impact of the discontinued operations for comparative purposes. The consolidated statement of financial condition and related financial information for prior periods included in this earnings release do not reflect the reclassification of BPNA’s assets and liabilities to discontinued operations. Refer to Table P for a detail of the net loss, assets and liabilities from the discontinued operations. Also, refer to Table Q for details of the restructuring charges incurred during the quarter ended September 30, 2014.

The following table reflects the results of operations for the third quarter of 2014, with adjustments to exclude the impact of significant events.

	Quarter ended
(Unaudited)	30-Sep-14
(In thousands)	Actual Results (US GAAP)	BPNA Reorganization [2]	Income Tax Adjustments [3]	Indemnification Asset Adjustment [4]	Adjusted Results (Non-GAAP)
Net interest income	$326,421	$(20,663)	$-	$-	$347,084
Provision for loan losses – non-covered loans	68,166	11,950	-	-	56,216
Provision for loan losses – covered loans [1]	12,463	-	-	-	12,463
Net interest income (expense) after provision for loan losses	245,792	(32,613)	-	-	278,405
FDIC loss share expense	(4,864)	-	-	15,046	(19,910)
Other non-interest income	129,194	-	-	-	129,194
Restructuring costs	8,290	8,290	-	-	-
Other operating expenses	302,350	-	-	-	302,350
Income (loss) from continuing operations before income tax	59,482	(40,903)	-	15,046	85,339
Income tax expense	26,667	-	20,048	3,009	3,610
Income (loss) from continuing operations	$32,815	$(40,903)	$(20,048)	$12,037	$81,729
Income (loss) from discontinued operations, net of tax	$29,758	$20,949	$-	$-	$8,809
Net income (loss)	$62,573	$(19,954)	$(20,048)	$12,037	$90,538
[1] Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction that are covered under FDIC loss sharing agreements.

[2] Includes losses on bulk sales and reclassifications to loans held-for-sale of classified and legacy loans for an aggregated net loss $12.0 million, loss on the refinancing of structured repos for $20.7 million recorded as interest expense, restructuring cost of $8.3 million and the net gain of $25.8 million on the sale of the Central Florida and Illinois regional operations, which was offset by costs directly associated with the unwinding of the regions subject to the sales for $4.8 million.

[3] As disclosed last quarter, on July 1, 2014, the Government of Puerto Rico approved an amendment to the Internal Revenue Code, which, among other things, changed the income tax rate for capital gains from 15% to 20%. As a result, the Corporation recognized an income tax expense of $20.0 million, mainly related to the deferred tax liability associated with the portfolio acquired from Westernbank.

[4] The FDIC indemnity asset amortization included a positive adjustment of $15.0 million to reverse the impact of accelerated amortization expense recorded in prior periods. Refer to Non-Interest section for further details.

	Quarter ended
(Unaudited)	30-Jun-14
(In thousands)	Actual Results (US GAAP)	TARP repayment discount amortization and Income Tax adjustments [2]	BPNA Reorganization [3]	Adjusted Results (Non-GAAP)
Net interest (expense) income	$(59,381)	$(414,068)	$-	$354,687
Provision for loan losses – non-covered loans	50,074	-	-	50,074
Provision for loan losses – covered loans [1]	11,604	-	-	11,604
Net interest (expense) income after provision for loan losses	(121,059)	(414,068)	-	293,009
FDIC loss share expense	(55,261)	-	-	(55,261)
Other non-interest income	118,050	-	-	118,050
Restructuring costs	4,574	-	4,574	-
Other operating expenses	270,865	-	-	270,865
(Loss) income from continuing operations before income tax	(333,709)	(414,068)	(4,574)	84,933
Income tax (benefit) expense	(4,124)	(14,524)	-	10,400
(Loss) income from continuing operations	$(329,585)	$(399,544)	$(4,574)	$74,533
(Loss) income from discontinued operations, net of tax	$(181,729)	$-	$(193,363)	$11,634
Net (loss) income	$(511,314)	$(399,544)	$(197,937)	$86,167
[1] Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction that are covered under FDIC loss sharing agreements.

[2] Income tax adjustments include a benefit of approximately $23.4 million related to a Closing Agreement with the PR Department of Treasury, completed during the second quarter of 2014 and the negative impact of the deferred tax asset valuation allowance of approximately $8.9 million recorded at the Holding Company, due to the difference in the tax treatment of the interest expense related to the TARP funds and the newly issued $450 million senior notes. Refer to Income taxes section for further details.

[3] Adjustments included within Loss from discontinued operations include approximately $186.5 million of goodwill impairment charge and $6.9 million in transaction costs, which include severance payment expenses, legal and other professional services, incurred in connection with the agreements to sell the U.S. regional operations. Refer to Table P for a detail of the net loss from discontinued operations. Adjustments within operating expenses are related to restructuring charges incurred in connection with the reorganization of PCB. Refer to Table Q for a detail of restructuring charges.

	Quarters ended
(Unaudited)	Adjusted Results Non-GAAP
(In thousands)	30-Sep-14	30-Jun-14	Variance
Net interest income	$347,084	$354,687	$(7,603)
Provision for loan losses – non-covered loans	56,216	50,074	6,142
Provision for loan losses – covered loans [1]	12,463	11,604	859
Net interest income after provision for loan losses	278,405	293,009	(14,604)
FDIC loss share expense	(19,910)	(55,261)	35,351
Other non-interest income	129,194	118,050	11,144
Restructuring costs	-	-	-
Other operating expenses	302,350	270,865	31,485
Income from continuing operations before income tax	85,339	84,933	406
Income tax expense	3,610	10,400	(6,790)
Income from continuing operations	$81,729	$74,533	$7,196
Income from discontinued operations, net of tax	8,809	11,634	$(2,825)
Net income (loss)	$90,538	$86,167	$4,371
[1] Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction that are covered under FDIC loss sharing agreements.

Net interest income

For the quarter ended September 30, 2014, the Corporation had a net interest income of $326.4 million and an adjusted net interest income of $347.1 million, excluding the impact of the $20.7 million expense related to the refinancing of structured repos, compared to a net interest expense of $59.4 million for the previous quarter. Excluding the impact of the accelerated amortization of the discount and deferred costs of $414.1 million associated with the TARP trust preferred securities, net interest income was $354.7 million, for the second quarter of 2014. Net interest margin was 4.36% for the third quarter of 2014, compared to (0.77%) for the previous quarter. Adjusted net interest margin was 4.64%, compared to 4.68% for the second quarter of 2014. The main drivers of the adjusted decrease in the net interest income of $7.6 million, or four basis points, were:

  A decrease of $14.7 million, or one hundred and eighty eight basis points, in income from the covered loans portfolio, mainly related to the $7.6 million impact of a change in the estimated life of certain commercial loans resulting in an extension of the period in which the accretion of income will be recorded. Although the total estimated cash flows for the life of these loans increased, the nominal interest income was reduced for each reporting period, thus lowering the yield. Also, a loan resolution during the second quarter of 2014 resulted in a one-time benefit of approximately $4.9 million in that quarter. Refer to Table O for schedule of the accretable yield for covered loans accounted for under ASC 310-30.
  A decrease of $2.6 million, or six basis points, in income from commercial loans, due mainly to lower volume of loans at BPPR principally related to the repayment of certain government lines of credit, partially offset by the impact of one more day during the third quarter of 2014, compared to the previous quarter.
  A decrease of $12.9 million, or one hundred and forty three basis points, on interest expense on borrowings, mainly related to the lower yield on the 7% Senior Notes issued on July 1, 2014, to partially fund the repayment of TARP funds, as compared to the 16% yield on the TARP funds incurred during the previous quarter.

BPPR’s net interest margin was 5.25%, a decrease of twenty five basis points from the previous quarter. Net interest income amounted to $315.7 million for the quarter ended September 30, 2014, compared with $334.0 million for the previous quarter. The decrease in the net interest income was mainly due to the above mentioned decrease in interest income from covered loans and lower volume of commercial loans.

BPNA earned $26.4 million in net interest income for the quarter ended September 30, 2014. Excluding the impact of the repos refinancing, the net interest income was $47.1 million, compared with $48.7 million in the previous quarter. Net interest margin was 1.82% for the quarter. The adjusted net interest margin for the quarter was 3.23%, compared to 3.25% in the previous quarter. The decrease in net interest income was mostly the result of a lower volume of mortgage loans due to portfolio amortization and lower yield on commercial loans.

Non-interest income

Non-interest income was $124.3 million for the third quarter of 2014, an increase of $61.5 million when compared with the second quarter. The FDIC indemnity asset amortization for the third quarter of 2014 included a benefit of approximately $15.0 million to reverse the impact of accelerated amortization expense recorded in prior periods. This amount will be recognized as expense over the remaining portion of the Loss Sharing Agreement that expires in the quarter ending June 30, 2015. Excluding this impact, non-interest income increased by $46.5 million compared to the second quarter of 2014, driven primarily by the following items:

  Lower FDIC loss-share expense by $35.4 million, driven by lower amortization of the indemnification asset by $29.6 million due to the impact of the reduction in expected losses of $102.9 million during the second quarter of 2014 which resulted in a significant increase in the amortization during such quarter; higher mirror accounting on reimbursable expenses by $4.5 million due to higher OREO expenses, including write-downs and sales of covered OREO properties, and a positive variance in the fair value adjustment of the true-up payment obligation. See additional details about covered portfolio and FDIC indemnity asset in Table O.
  Higher mortgage banking activities income by $10.6 million due to lower realized losses of $5.7 million on closed derivatives positions and lower unfavorable valuation adjustments on mortgage servicing rights of $5.2 million at the BPPR segment. Refer to Table F for details of mortgage banking activities.
  Higher net gain on sale of loans, including valuation adjustments on loans held-for-sale by $5.9 million due to commercial NPL’s sales at BPPR and BPNA segments, as part of workout activities.

These positive variances were partially offset by:

  Higher provision for loans sold with credit recourse by $2.0 million.
  Lower other service fees by $1.6 million mostly due to lower sale and administration fees at the broker dealer business due to lower transaction volumes in the third quarter. Refer to Table F for a breakdown of other service fees.
  Net losses on investment securities by $1.8 million due to the sale of securities available for sale at BPNA segment.

Refer to Table B for further details.

Financial Impact of FDIC-Assisted Transaction

(Unaudited)	Quarters ended			Nine months ended
(In thousands)	30-Sep-14	30-Jun-14	30-Sep-13	30-Sep-14	30-Sep-13

Income Statement
Interest income on covered loans	$68,251	$82,975	$71,631	$232,324	$213,952
Total FDIC loss share expense	(4,864)	(55,261)	(14,866)	(84,331)	(44,887)
Other non-interest income	-	-	109	-	593
Provision for loan losses	12,463	11,604	17,433	49,781	60,489
Total revenues less provision for loan losses	$50,924	$16,110	$39,441	$98,212	$109,169

Balance Sheet
Loans covered under loss-sharing agreements with FDIC	$2,654,263	$2,736,102	$3,076,009
FDIC loss share asset	681,106	751,553	1,324,711
FDIC true-up payment obligation	126,473	127,551	124,092

See additional details on accounting for FDIC-Assisted transaction in Table O.

Operating expenses

Operating expenses increased by $35.2 million when compared with the second quarter of 2014. Excluding the impact of the significant events related to the BPNA reorganization, operating expenses increased by $31.5 million compared to the second quarter of 2014, driven primarily by:

  Higher other real estate owned (OREO) expenses by $16.3 million, mainly due to higher losses on sales of OREOs at BPPR by $5.6 million largely related to several auctions of OREO properties as part of the Corporation’s resolution strategies, higher write-downs on mortgage and commercial properties, and an increase in property tax payments.
  Higher other operating expenses by $9.9 million, due to higher provision for unused commitments in BPPR by $5.5 million mainly for credit cards and higher sundry reserve expense that had benefited from reserve release in Q2 mainly at BPNA.
  Higher personnel cost by $5.4 million, mainly due to higher salaries as a result of accrued salaries for additional work hours, incentives, and medical insurance related expenses during the quarter.
  Higher other operating taxes by $1.8 million, mainly due to higher personal property tax.

These increases were partially offset by:

  Lower business promotion expense by $3.0 million, mainly due to lower fees from advertising agencies due to seasonality of marketing campaigns.

Non-personnel credit-related costs, which include collections, appraisals, credit related fees, and OREO expenses, amounted to $25.8 million for the third quarter of 2014, compared with $10.1 million for the second quarter of 2014. The increase was principally due to higher losses on sales of OREO’s and higher write-downs on mortgage and commercial properties at BPPR, discussed above.

Full-time equivalent employees (“FTEs”), including discontinued operations, were 7,848 as of September 30, 2014, compared with 8,032 as of June 30, 2014, and 8,094 as of September 30, 2013.

For a breakdown of operating expenses by category refer to table B.

Income taxes

Income tax expense amounted to $26.7 million for the third quarter of 2014, compared to a benefit of $4.1 million for the previous quarter.

On July 1, 2014, the Government of Puerto Rico approved an amendment to the Internal Revenue Code, which, among other things, changed the income tax rate for capital gains from 15% to 20%. As a result, the Corporation recognized an income tax expense of approximately $20.0 million during the third quarter of 2014, mainly related to the deferred tax liability associated with the portfolio acquired from Westernbank. On an adjusted basis, the income tax provision amounted to $3.6 million, compared to $10.4 million for the previous quarter.

During the third quarter of 2014, the Corporation recorded a favorable adjustment of approximately $6.1 million in connection with filing its tax returns for the year 2013. Also, the Corporation reversed approximately $3.6 million of reserves for uncertain tax positions due to the expiration of the statute of limitations in the Puerto Rico operations. Excluding these adjustments, the adjusted income tax expense would have been $13.3 million, for an effective tax rate of approximately 16% on the adjusted pre-tax income.

Credit Quality

The following table presents non-performing assets information:

Non-Performing Assets
(Unaudited)
(In thousands)	30-Sep-14	30-Jun-14	30-Sep-13
Total non-performing loans held-in-portfolio, excluding covered loans	$621,945	$639,735	$617,573
Non-performing loans held-for-sale	19,728	4,426	2,099
Other real estate owned (“OREO”), excluding covered OREO	135,256	139,420	135,502
Total non-performing assets, excluding covered assets	776,929	783,581	755,174
Covered loans and OREO	166,533	171,955	190,554
Total non-performing assets	$943,462	$955,536	$945,728
Net charge-offs for the quarter (excluding covered loans)	$40,469	$46,201	$57,892

Ratios (excluding covered loans):
Non-covered loans held-in-portfolio (1)	$19,359,216	$19,635,224	$21,427,183
Non-performing loans held-in-portfolio to loans held-in-portfolio (1)	3.21%	3.26%	2.88%
Allowance for loan losses to loans held-in-portfolio	2.69	2.68	2.46
Allowance for loan losses to non-performing loans, excluding loans held-for-sale	83.88	82.26	85.19
[1] During the quarter ended June 30, 2014 approximately $1.8 billion in loans held-in-portfolio were reclassified to the discontinued operations, of which $9.5 million were in non-performing status as of June 30, 2014 and $48 thousand were in non-performing status as of September 30, 2014.

Refer to Table H for additional information.

Provision for Loan Losses

(Unaudited)	Quarters ended			Nine months ended
(In thousands)	30-Sep-14	30-Jun-14	30-Sep-13	30-Sep-14	30-Sep-13
Provision (reversal) for loan losses - non-covered loans:
BPPR	$61,868	$74,860	$50,475	$190,643	$485,228
BPNA	6,298	(24,786)	(1,760)	(18,281)	1,555
Total provision for loan losses - non-covered loans	68,166	50,074	48,715	172,362	486,783
Provision for loan losses - covered loans	12,463	11,604	17,433	49,781	60,489
Total provision for loan losses	$80,629	$61,678	$66,148	$222,143	$547,272

Credit Quality

The Corporation’s asset quality generally continued to improve during the third quarter of 2014, as evidenced by declines in both non-performing loans (“NPLs”) and net charge-offs (“NCOs”). The BPNA segment continued to reflect strong credit quality led by the improved risk profile of its loan portfolios, further strengthened by the divesture and reclassification to discontinued operations of its regional operations in California, Illinois and Central Florida as well as certain legacy and classified assets. In the BPPR segment, stable trends continued during the quarter, but the Corporation continues to monitor potential risks associated with Puerto Rico’s economic and fiscal conditions.

The following presents credit quality performance for the third quarter of 2014 for the Corporation’s non-covered portfolios. Unless otherwise noted, all credit metrics for the third quarter of 2014 are from continuing operations.

  Inflows of NPLs held-in-portfolio, excluding consumer loans, decreased by $23.8 million, or 15.7%, from the previous quarter, mainly driven by improvements in the BPPR and BPNA segments of $17.5 million and $6.3 million, respectively.
  Non-performing loans held-in-portfolio decreased by $17.8 million, or 2.8%, during the quarter ended September 30, 2014, mainly driven by a $36.2 million decline in the BPNA segment. The decline in the BPNA segment was mostly related to loans sold or transferred to held-for-sale as part of the US operations reorganization, which includes the sale of certain classified and legacy loans and to commercial NPL resolutions. This reduction was in part offset by an increase of $18.4 million in the BPPR segment, mostly driven by higher mortgage NPLs. At September 30, 2014, NPLs represented 3.2% of total loans held-in-portfolio, compared to 3.3% at June 30, 2014.
  Excluding the $32.3 million write-down related to the U.S. legacy and classified bulk loan sales of approximately $220.7 million, net charge-offs for the third quarter of 2014 totaled $40.5 million, or an annualized 0.83% of average non-covered loans held-in-portfolio, compared to $46.2 million, or 0.94%, in the second quarter of 2014. The decrease of $5.7 million was primarily driven by a $4.7 million decline in the BPPR segment, mostly due to higher commercial recoveries. Refer to Table J for further information on net charge-offs and related ratios.
  The allowance for loan losses decreased by $4.6 million from the second quarter of 2014, mainly driven by a $27.7 million reduction release in BPNA, prompted primarily by the aforementioned write-downs due to the reclassification to loans held-for-sale of certain portfolios, and continued improvements in the BPNA’s loan portfolio risk profile. This reduction was in part offset by a $23.2 million allowance increase in the BPPR segment driven by qualitative factors adjustments, which reflect challenging macroeconomic conditions in Puerto Rico. The general and specific reserves related to non-covered loans totaled $389.7 million and $132.0 million, respectively, at quarter-end, compared with $405.2 million and $121.0 million, respectively, as of June 30, 2014. The ratio of the allowance for loan losses to loans held-in-portfolio stood at 2.69% in the third quarter of 2014, compared to 2.68% in the previous quarter.
  The provision for loan losses for the third quarter of 2014 totaled $68.2 million, increasing by $18.1 million from the second quarter of 2014. This increase reflects a $12.0 million impact related to the above mentioned bulk sales and transfer of certain BPNA loans to held-for-sale, as these loans required a $32.3 million write-down and carried $20.3 million in reserves. Excluding the effect of the loans sales and transfers to held-for-sale, the provision for the third quarter amounted to $56.2 million, an increase of $6.1 million compared with the previous quarter.

Credit Quality by Segment

(Unaudited)
(In thousands)	Quarters ended
BPPR	30-Sep-14	30-Jun-14	30-Sep-13
Provision for loan losses	$61,868	$74,860	$50,475
Net charge-offs	38,682	43,335	44,678 [1]
Total non-performing loans held-in-portfolio, excluding covered loans	592,229	573,806	441,253
Allowance / non-covered loans held-in-portfolio	3.09%	2.94%	2.55%

	Quarters ended
BPNA	30-Sep-14	30-Jun-14	30-Sep-13
Provision for loan losses (reversal of provision) - Continuing operations	$6,298	$(24,786)	$(1,760)
Provision for loan losses (reversal of provision) - Discontinued operations	-	-	6,515
Net charge-offs (recoveries) - Continuing operations	1,787	2,866	7,183
Net charge-offs (recoveries) - Discontinued operations	-	-	6,031
Total non-performing loans held-in-portfolio	29,716	65,929	176,320
Allowance / non-covered loans held-in-portfolio	0.91%	1.59%	2.20%

BPPR Segment

  Inflows of NPLs held-in-portfolio, excluding consumer loans, decreased by $17.5 million, or 12.9%, from the second quarter of 2014, reflective of lower commercial and mortgage inflows of $6.7 million and $9.9 million, respectively.
  Total NPLs held-in-portfolio increased by $18.4 million from the second quarter of 2014, mainly driven by higher mortgage and consumer NPLs of $21.1 million and $8.5 million, respectively, partially offset by lower commercial NPLs of $9.1 million. Consumer NPL increase was mostly due to the reclassification from the mortgage portfolio of approximately $6.8 million in home equity loans. Sequentially, both the commercial and consumer portfolios showed stable credit quality trends, while mortgage NPLs continued to increase. At September 30, 2014, NPLs represented 3.7% of total loans held-in-portfolio, compared to 3.6% in the second quarter.
  Net charge-offs were $38.7 million, decreasing by $4.7 million from the second quarter of 2014, primarily reflecting a reduction of $8.3 million in the commercial NCOs largely stemming from higher recoveries, coupled with lower losses, offset by higher residential mortgage NCOs of $3.4 million. The ratio of net charge-offs to average loans held-in-portfolio decreased to 0.98% on an annualized basis from 1.09% in the previous quarter.
  The allowance for loan losses increased by $23.2 million from the second quarter of 2014. Consistent with prior quarters, the increase in the allowance was mainly prompted by qualitative factors adjustments, reflective of the challenging macroeconomic conditions that persist in Puerto Rico. The allowance for loan losses as a percentage of loans held-in-portfolio increased to 3.09% from 2.94% in the second quarter of 2014.
  The provision for loan losses for the third quarter of 2014 amounted to $61.9 million, decreasing by $13.0 million from the previous quarter. This decrease was predominantly driven by lower net charge-offs during the third quarter of 2014.

BPNA Segment

  Total NPLs held-in-portfolio decreased by $36.2 million, or 54.9%, from the second quarter of 2014. This decrease was primarily driven by a reduction in mortgage and consumer NPLs of $12.3 million and $4.6 million, respectively, mainly as a result of the previously mentioned legacy and classified bulk loan sales for an aggregate of approximately $220.7 million, and a $16.7 million reduction in commercial NPLs mostly due to loan resolutions. Total inflows of non-performing loans held-in-portfolio, excluding consumer loans, decreased by $6.3 million, or 40.1%, from the second quarter of 2014. At September 30, 2014, NPLs represented 0.84% of total loans held-in-portfolio, compared to 1.7% in the second quarter.
  Excluding the $32.3 million write-down related to US classified and legacy assets, net charge-offs amounted to $1.8 million, essentially flat from the previous quarter of 2014. The ratio of net charge-offs to average loans held-in-portfolio was 19 basis points on an annualized basis, compared to 30 basis points in the previous quarter.
  The allowance for loan losses decreased by $27.7 million from the second quarter of 2014, primarily reflective of a $20.3 million write-down associated with the loans sold or transferred to loans held-for- sale, and continuous credit quality improvements. The allowance for loan losses as a percentage of loans held-in-portfolio decreased to 0.91% from 1.59% in the previous quarter.
  The provision for loan losses in the third quarter of 2014 amounted to $6.3 million, compared to a provision release of $24.8 million in the second quarter. Excluding the effect of the classified and legacy assets transactions, the provision for the third quarter amounted to a provision release of $5.7 million.

Financial Condition Highlights

(Unaudited)
(In thousands)	30-Sep-14	30-Jun-14	30-Sep-13
Money market, trading and investment securities	$7,200,291	$7,949,164	$6,776,473
Loans not covered under loss sharing agreements with the FDIC	19,359,216	19,635,224	21,427,183
Loans covered under loss sharing agreements with the FDIC	2,654,263	2,736,102	3,076,009
Assets from discontinued operations	1,129,053	1,828,382	-
Total assets	34,099,095	36,587,902	36,052,116
Deposits	24,466,105	24,901,152	26,395,054
Borrowings	3,375,485	4,465,965	4,164,104
Liabilities from discontinued operations	1,106,762	2,079,742	-
Total liabilities	29,800,703	32,327,461	31,658,231
Stockholders’ equity	4,298,392	4,260,441	4,393,885

Total assets decreased by $2.5 billion from the second quarter of 2014, driven by:

  A decrease of $699.3 million in assets from discontinued operations as the Corporation completed the sales of the Central Florida and Illinois regional operations. Refer to Table P.
  A decrease of $657.5 million in other assets due to the reduction of trade receivables of $441.6 million, net of transaction costs, recorded during the second quarter in connection with the issuance of the 7% Senior Notes used to partially fund the repayment of TARP funds, and the sale of the Corporation’s Bank Owned Life Insurance assets at BPNA, which had a balance of approximately $230.6 million as of the end of the second quarter.
  A decrease of $613.8 million in money market investments as the Corporation had built up liquidity at the end of the second quarter in anticipation of the repayment of TARP funds and the impact of the U.S. regional sales.
  A decrease of $200.5 million in trading account securities due to sales of mortgage backed securities at BPPR.
  A decrease of $275.6 million in non-covered loans held-in-portfolio, mainly at BPNA, due to the bulk sales and reclassification of loans held for sale of classified and legacy mortgage and commercial loans for an aggregate of approximately $220.7 million.
  The covered loan portfolio decreased by $81.8 million due to the continuation of loan resolutions and the normal portfolio run-off.
  A decrease of $70.5 million in FDIC loss share asset mainly due to collections and the amortization of the asset, as detailed in Table O.

These decreases were partially offset by:

  An increase in loans held for sale of $81.0 million, mainly at BPNA due to the reclassification of $105.0 million of commercial and residential mortgage loans related to definitive agreements for bulk sales of loans to be completed during the fourth quarter of 2014.
  An increase in investment securities available for sale of $73.8 million due to the purchase of US Treasuries at the BPPR segment, offset in part by sales of mortgage backed securities and CMOs at the BPNA segment.

Total liabilities decreased by $2.5 billion from the second quarter of 2014, driven by:

  A decrease of $973.0 million in liabilities from discontinued operations as the corporation completed the sales of the Central Florida and Illinois regional operations. Refer to Table P.
  A decrease of $636.5 million in notes payable due to the repayment of TARP Capital Purchase Program funds to the U.S. Treasury Department of $935 million, partially offset by an increase of $300.0 million in Advances from the Federal Home Loan Bank of NY.
  A decrease of $424.0 million in federal funds purchased and assets sold under agreements to repurchase mainly due to a reduction of $250.0 million of federal funds purchased by BPPR, and net decreases in assets sold under agreements to repurchase of $174.0 million.
  A decrease of $435.0 million in total deposits, mainly due to a reduction of $268.3 million in higher cost and brokered deposits at BPNA and a reduction of $156.8 million at BPPR, mainly due to non-interest bearing deposits in trust received near the end of the second quarter to repay principal and interest of government bond issuances. Refer to Table G for the composition of deposits.

Stockholders’ equity increased by $37.9 million from the second quarter of 2014, mainly as a result of the net income for the quarter of $62.6 million, partially offset by an increase of $19.8 million in net unrealized loss on investment securities available-for-sale. Refer to Table G for capital ratios.

Refer to Table C for the Statements of Financial Condition.

Forward-Looking Statements

The information included in this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to (i) the rate of growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital and the impact of proposed capital standards on our capital ratios; (v) the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on our businesses, business practices and cost of operations; (vi) regulatory approvals that may be necessary to undertake certain actions or consummate strategic transactions such as acquisitions and dispositions; (vii) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which borrowers are located; (viii) the performance of the stock and bond markets; (ix) competition in the financial services industry; (x) additional Federal Deposit Insurance Corporation assessments; and (xi) possible legislative, tax or regulatory changes. For a discussion of such factors and certain risks and uncertainties to which the Corporation is subject, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013, as well as its filings with the U.S. Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, the Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks among the top 50 U.S. banks by assets. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Florida and California.

An electronic version of this press release can be found at the Corporation’s website: www.popular.com.

Popular will hold a conference call to discuss the financial results today Wednesday, October 22, 2014 at 10:30 a.m. Eastern Standard Time. The call will be broadcast live over the Internet and can be accessed through the investor relations section of the Corporation’s website: www.popular.com.

Listeners are recommended to go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call may also be accessed through a dial-in telephone number 1-866-235-1201 or 1-412-902-4127.

A replay of the webcast will be archived in Popular’s website. A telephone replay will be available one hour after the end of the conference call through Thursday, October 30, 2014. The replay dial in is 1-877-344-7529 or 1-412-317-0088. The replay passcode is 10052964.

Popular, Inc.
Financial Supplement to Third Quarter 2014 Earnings Release

Table A - Selected Ratios and Other Information

Table B - Consolidated Statement of Operations

Table C - Consolidated Statement of Financial Condition

Table D - Consolidated Average Balances and Yield / Rate Analysis - QUARTER

Table E - Consolidated Average Balances and Yield / Rate Analysis - YEAR-TO-DATE

Table F - Mortgage Banking Activities and Other Service Fees

Table G - Loans and Deposits

Table H - Non-Performing Assets

Table I - Activity in Non-Performing Loans

Table J - Allowance for Credit Losses, Net Charge-offs and Related Ratios

Table K - Allowance for Loan Losses - Breakdown of General and Specific Reserves - CONSOLIDATED

Table L - Allowance for Loan Losses - Breakdown of General and Specific Reserves - PUERTO RICO OPERATIONS

Table M - Allowance for Loan Losses - Breakdown of General and Specific Reserves - U.S. MAINLAND OPERATIONS

Table N - Reconciliation to GAAP Financial Measures

Table O - Financial Information - Westernbank Covered Loans

Table P - Financial Information from Discontinued Operations

Table Q - Restructuring Charges

POPULAR, INC.
Financial Supplement to Third Quarter 2014 Earnings Release
Table A - Selected Ratios and Other Information
(Unaudited)

	Quarters ended			Nine months ended
	30-Sep-14	30-Jun-14	30-Sep-13	30-Sep-14	30-Sep-13
Basic EPS from continuing operations	$0.31	$(3.21)	$2.18	$(2.27)	$3.94
Basic EPS from discontinued operations	$0.29	$(1.77)	$0.04	$(1.28)	$0.28
Total Basic EPS	$0.60	$(4.98)	$2.22	$(3.55)	$4.22
Diluted EPS from continuing operations	$0.31	$(3.21)	$2.18	$(2.27)	$3.93
Diluted EPS from discontinued operations	$0.29	$(1.77)	$0.04	$(1.28)	$0.28
Total Diluted EPS	$0.60	$(4.98)	$2.22	$(3.55)	$4.21
Average common shares outstanding	102,953,328	102,781,438	102,714,262	102,845,402	102,666,570
Average common shares outstanding - assuming dilution	103,152,916	102,781,438	103,017,443	102,845,402	103,014,674
Common shares outstanding at end of period	103,448,206	103,472,979	103,327,146	103,448,206	103,327,146

Market value per common share	$29.44	$34.18	$26.25	$29.44	$26.25

Market capitalization - (In millions)	$3,046	$3,537	$2,712	$3,046	$2,712

Return on average assets	0.71%	(5.66)%	2.51%	(1.35)%	1.60%

Return on average common equity	5.75%	(43.04)%	21.64%	(10.68)%	14.38%

Net interest margin [2]	4.64%	4.68%	4.46%	4.67%	4.44%

Common equity per share	$41.07	$40.69	$42.04	$41.07	$42.04

Tangible common book value per common share (non-GAAP) [1]	$36.24	$35.84	$35.32	$36.24	$35.32

Tangible common equity to tangible assets (non-GAAP) [1]	11.16%	10.28%	10.32%	11.16%	10.32%

Tier 1 risk-based capital [3]	16.93%	19.23%	18.54%	16.93%	18.54%

Total risk-based capital [3]	18.20%	20.69%	19.82%	18.20%	19.82%

Tier 1 leverage [3]	11.14%	13.07%	12.26%	11.14%	12.26%

Tier 1 common equity to risk-weighted assets (non-GAAP) [1] [3]	14.79%	13.51%	14.20%	14.79%	14.20%
[1] Refer to Table N for Non-GAAP reconciliations.

[2] Not on a taxable equivalent basis. For the quarter ended September 30, 2014, excludes the impact of the $20.7 million fees related to repos refinancing. For the quarter ended June 30, 2014, excludes the impact of the $414.1 million TARP discount amortization. US GAAP Net interest margin was 4.36% for the third quarter, compared to (0.77)% for the previous quarter. Refer to Tables D & E for reconciliation.

[3] Capital ratios for the current quarter are estimated.

POPULAR, INC.
Financial Supplement to Third Quarter 2014 Earnings Release
Table B - Consolidated Statement of Operations
(Unaudited)
	Quarters ended		Variance	Quarter ended	Variance	Nine months ended
(In thousands, except per share information)	30-Sep-14	30-Jun-14	Q3 2014 vs.Q2 2014	30-Sep-13	Q3 2014 vs.Q3 2013	30-Sep-14	30-Sep-13
Interest income:
Loans	$362,592	$380,986	$(18,394)	$366,267	$(3,675)	$1,121,180	$1,097,081
Money market investments	1,007	1,131	(124)	848	159	3,111	2,632
Investment securities	33,154	33,989	(835)	33,561	(407)	102,270	107,490
Trading account securities	4,446	5,344	(898)	5,242	(796)	15,047	16,212
Total interest income	401,199	421,450	(20,251)	405,918	(4,719)	1,241,608	1,223,415
Interest expense:
Deposits	26,533	26,223	310	29,115	(2,582)	79,614	96,176
Short-term borrowings	28,955	8,892	20,063	9,563	19,392	46,887	29,111
Long-term debt	19,290	445,716	(426,426)	36,228	(16,938)	496,896	108,061
Total interest expense	74,778	480,831	(406,053)	74,906	(128)	623,397	233,348
Net interest income (expense)	326,421	(59,381)	385,802	331,012	(4,591)	618,211	990,067
Provision for loan losses - non-covered loans	68,166	50,074	18,092	48,715	19,451	172,362	486,783
Provision for loan losses - covered loans	12,463	11,604	859	17,433	(4,970)	49,781	60,489
Net interest income (expense) after provision for loan losses	245,792	(121,059)	366,851	264,864	(19,072)	396,068	442,795
Service charges on deposit accounts	40,585	39,237	1,348	40,517	68	119,181	123,056
Other service fees	54,839	56,468	(1,629)	57,041	(2,202)	164,125	169,264
Mortgage banking activities	14,402	3,788	10,614	18,892	(4,490)	21,868	57,270
Net (loss) gain and valuation adjustments on investment securities	(1,763)	-	(1,763)	-	(1,763)	(1,763)	5,856
Trading account profit (loss)	740	1,055	(315)	(6,607)	7,347	3,772	(11,936)
Net gain (loss) on sale of loans, including valuation adjustments on loans held-for-sale	15,593	9,659	5,934	2,374	13,219	29,645	(56,054)
Adjustments (expense) to indemnity reserves on loans sold	(9,480)	(7,454)	(2,026)	(2,387)	(7,093)	(27,281)	(30,162)
FDIC loss share (expense) income	(4,864)	(55,261)	50,397	(14,866)	10,002	(84,331)	(44,887)
Other operating income	14,278	15,297	(1,019)	191,745	(177,467)	57,935	393,330
Total non-interest income	124,330	62,789	61,541	286,709	(162,379)	283,151	605,737
Operating expenses:
Personnel costs
Salaries	71,166	69,149	2,017	70,474	692	209,353	206,681
Commissions, incentives and other bonuses	14,738	12,862	1,876	14,060	678	40,699	43,537
Pension, postretirement and medical insurance	9,282	7,532	1,750	13,744	(4,462)	25,515	41,968
Other personnel costs, including payroll taxes	9,356	9,557	(201)	10,074	(718)	32,376	30,106
Total personnel costs	104,542	99,100	5,442	108,352	(3,810)	307,943	322,292
Net occupancy expenses	21,203	20,267	936	21,386	(183)	62,830	62,937
Equipment expenses	12,370	12,044	326	11,387	983	35,826	34,492
Other taxes	15,369	13,543	1,826	17,680	(2,311)	42,575	44,433
Professional fees	67,649	67,024	625	69,237	(1,588)	201,672	203,989
Communications	6,455	6,425	30	6,290	165	19,565	19,236
Business promotion	13,062	16,038	(2,976)	14,809	(1,747)	40,486	42,751
FDIC deposit insurance	9,511	10,480	(969)	15,143	(5,632)	30,969	42,056
Loss on early extinguishment of debt	-	-	-	3,388	(3,388)	-	3,388
Other real estate owned (OREO) expenses	19,745	3,410	16,335	16,632	3,113	29,595	70,156
Credit and debit card processing, volume, interchange and other expenses	5,659	5,640	19	4,816	843	16,495	14,617
Other operating expenses	24,759	14,869	9,890	17,182	7,577	56,781	51,065
Amortization of intangibles	2,026	2,025	1	1,990	36	6,077	5,969
Restructuring costs	8,290	4,574	3,716	-	8,290	12,864	-
Total operating expenses	310,640	275,439	35,201	308,292	2,348	863,678	917,381
Income (loss) from continuing operations before income tax	59,482	(333,709)	393,191	243,281	(183,799)	(184,459)	131,151
Income tax expense (benefit)	26,667	(4,124)	30,791	17,768	8,899	45,807	(276,489)
Income (loss) from continuing operations	32,815	(329,585)	362,400	225,513	(192,698)	(230,266)	407,640
Income (loss) from discontinued operations, net of tax	29,758	(181,729)	211,487	3,622	26,136	(132,066)	28,656
Net income (loss)	$62,573	$(511,314)	$573,887	$229,135	$(166,562)	$(362,332)	$436,296
Net income (loss) applicable to common stock	$61,643	$(512,245)	$573,888	$228,204	$(166,561)	$(365,124)	$433,504
Net income (loss) per common share - basic:
Net income (loss) from continuing operations	$0.31	$(3.21)	$3.52	$2.18	$(1.87)	$(2.27)	$3.94
Net income (loss) from discontinued operations	$0.29	$(1.77)	$2.06	$0.04	$0.25	$(1.28)	$0.28
Net income (loss) per common share - basic	$0.60	$(4.98)	$5.58	$2.22	$(1.62)	$(3.55)	$4.22
Net income (loss) per common share - diluted:
Net income (loss) from continuing operations	$0.31	$(3.21)	$3.52	$2.18	$(1.87)	$(2.27)	$3.93
Net income (loss) from discontinued operations	$0.29	$(1.77)	$2.06	$0.04	$0.25	$(1.28)	$0.28
Net income (loss) per common share - diluted	$0.60	$(4.98)	$5.58	$2.22	$(1.62)	$(3.55)	$4.21

Popular, Inc.
Financial Supplement to Third Quarter 2014 Earnings Release
Table C - Consolidated Statement of Financial Condition
(Unaudited)
				Variance
				Q3 2014 vs.
(In thousands)	30-Sep-14	30-Jun-14	30-Sep-13	Q2 2014
Assets:
Cash and due from banks	$321,914	$362,572	$368,590	$(40,658)
Money market investments	1,053,121	1,666,944	961,788	(613,823)
Trading account securities, at fair value	145,343	345,823	338,848	(200,480)
Investment securities available-for-sale, at fair value	5,727,766	5,653,992	5,136,618	73,774
Investment securities held-to-maturity, at amortized cost	112,893	114,280	140,355	(1,387)
Other investment securities, at lower of cost or realizable value	161,168	168,125	198,864	(6,957)
Loans held-for-sale, at lower of cost or fair value	178,008	97,010	124,532	80,998
Loans held-in-portfolio:
Loans not covered under loss sharing agreements with the FDIC	19,450,677	19,726,234	21,520,054	(275,557)
Loans covered under loss sharing agreements with the FDIC	2,654,263	2,736,102	3,076,009	(81,839)
Less: Unearned income	91,461	91,010	92,871	451
Allowance for loan losses	611,375	624,911	642,928	(13,536)
Total loans held-in-portfolio, net	21,402,104	21,746,415	23,860,264	(344,311)
FDIC loss share asset	681,106	751,553	1,324,711	(70,447)
Premises and equipment, net	497,111	492,382	519,623	4,729
Other real estate not covered under loss sharing agreements with the FDIC	135,256	139,420	135,502	(4,164)
Other real estate covered under loss sharing agreements with the FDIC	151,382	155,805	159,968	(4,423)
Accrued income receivable	116,746	119,520	122,881	(2,774)
Mortgage servicing assets, at fair value	152,282	151,951	161,445	331
Other assets	1,634,819	2,292,360	1,803,478	(657,541)
Goodwill	461,246	461,246	647,757	-
Other intangible assets	37,777	40,122	46,892	(2,345)
Assets from discontinued operations	1,129,053	1,828,382	-	(699,329)
Total assets	$34,099,095	$36,587,902	$36,052,116	$(2,488,807)
Liabilities and Stockholders’ Equity:
Liabilities:
Deposits:
Non-interest bearing	$5,521,415	$5,666,685	$5,762,554	$(145,270)
Interest bearing	18,944,690	19,234,467	20,632,500	(289,777)
Total deposits	24,466,105	24,901,152	26,395,054	(435,047)
Federal funds purchased and assets sold under agreements to repurchase	1,650,712	2,074,676	1,793,208	(423,964)
Other short-term borrowings	1,200	31,200	826,200	(30,000)
Notes payable	1,723,573	2,360,089	1,544,696	(636,516)
Other liabilities	852,351	880,602	1,099,073	(28,251)
Liabilities from discontinued operations	1,106,762	2,079,742	-	(972,980)
Total liabilities	29,800,703	32,327,461	31,658,231	(2,526,758)
Stockholders’ equity:
Preferred stock	50,160	50,160	50,160	-
Common stock	1,036	1,035	1,034	1
Surplus	4,171,890	4,173,616	4,155,244	(1,726)
Retained earnings	229,306	167,663	445,330	61,643
Treasury stock	(3,933)	(1,742)	(877)	(2,191)
Accumulated other comprehensive loss	(150,067)	(130,291)	(257,006)	(19,776)
Total stockholders’ equity	4,298,392	4,260,441	4,393,885	37,951
Total liabilities and stockholders’ equity	$34,099,095	$36,587,902	$36,052,116	$(2,488,807)

Popular, Inc.
Financial Supplement to Third Quarter 2014 Earnings Release
Table D - Consolidated Average Balances and Yield / Rate Analysis - QUARTER
(Unaudited)

	Quarter ended			Quarter ended			Quarter ended			Variance			Variance
	30-Sep-14			30-Jun-14			30-Sep-13			Q3 2014 vs. Q2 2014			Q3 2014 vs. Q3 2013
($ amounts in millions; yields not on a taxable equivalent basis)	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate
Assets:
Interest earning assets:
Money market, trading and investment securities	$7,501	$38.6	2.06%	$7,839	$40.4	2.07%	$6,813	$39.7	2.32%	($338)	($1.8)	(0.01)%	$688	($1.1)	(0.26)%
Loans not covered under loss sharing agreements with the FDIC:
Commercial	8,239	99.6	4.80	8,446	102.2	4.86	8,332	102.6	4.88	(207)	(2.6)	(0.06)	(93)	(3.0)	(0.08)
Construction	201	2.5	4.86	175	2.4	5.55	313	3.7	4.68	26	0.1	(0.69)	(112)	(1.2)	0.18
Mortgage	6,646	84.0	5.05	6,691	85.3	5.10	6,633	81.7	4.93	(45)	(1.3)	(0.05)	13	2.3	0.12
Consumer	3,905	98.4	10.00	3,894	97.9	10.08	3,776	95.7	10.06	11	0.5	(0.08)	129	2.7	(0.06)
Lease financing	545	9.8	7.20	546	10.2	7.43	537	10.9	8.08	(1)	(0.4)	(0.23)	8	(1.1)	(0.88)
Total loans not covered under loss sharing agreements with the FDIC	19,536	294.3	5.99	19,752	298.0	6.05	19,591	294.6	5.98	(216)	(3.7)	(0.06)	(55)	(0.3)	0.01
Loans covered under loss sharing agreements with the FDIC	2,727	68.3	9.95	2,811	83.0	11.83	3,119	71.6	9.13	(84)	(14.7)	(1.88)	(392)	(3.3)	0.82
Total loans	22,263	362.6	6.48	22,563	381.0	6.77	22,710	366.2	6.41	(300)	(18.4)	(0.29)	(447)	(3.6)	0.07
Total interest earning assets	29,764	$401.2	5.36%	30,402	$421.4	5.56%	29,523	$405.9	5.47%	(638)	($20.2)	(0.20)%	241	($4.7)	(0.11)%
Allowance for loan losses	(629)			(627)			(603)			(2)			(26)
Other non-interest earning assets	4,416			4,598			5,275			(182)			(859)
Assets from discontinued operations	1,473			1,863			1,979			(390)			(506)
Total average assets	$35,024			$36,236			$36,174			$(1,212)			$(1,150)

Liabilities and Stockholders' Equity:
Interest bearing deposits:
NOW and money market	$4,876	$3.9	0.32%	$4,897	$3.8	0.32%	$4,671	$3.4	0.29%	$(21)	$0.1	-%	$205	$0.5	0.03%
Savings	6,740	3.7	0.22	6,713	3.6	0.22	6,615	3.5	0.21	27	0.1	-	125	0.2	0.01
Time deposits	7,569	18.9	0.99	7,709	18.8	0.98	7,701	22.2	1.14	(140)	0.1	0.01	(132)	(3.3)	(0.15)
Total interest bearing deposits	19,185	26.5	0.55	19,319	26.2	0.54	18,987	29.1	0.61	(134)	0.3	0.01	198	(2.6)	(0.06)
Borrowings[1]	3,591	27.6	3.06	3,614	40.5	4.49	4,403	45.8	4.15	(23)	(12.9)	(1.43)	(812)	(18.2)	(1.09)
Total interest bearing liabilities	22,776	54.1	0.94	22,933	66.7	1.17	23,390	74.9	1.28	(157)	(12.6)	(0.23)	(614)	(20.8)	(0.34)
Net interest spread			4.42%			4.39%			4.19%			0.03%			0.23%
Non-interest bearing deposits	5,464			5,451			5,386			13			78
Other liabilities	860			915			963			(55)			(103)
Liabilities from discontinued operations	1,618			2,113			2,200			(495)			(582)
Stockholders' equity	4,306			4,824			4,235			(518)			71
Total average liabilities and stockholders' equity	$35,024			$36,236			$36,174			$(1,212)			$(1,150)

Adjusted net interest income / margin non-taxable equivalent basis		$347.1	4.64%		$354.7	4.68%		$331.0	4.46%		($7.6)	(0.04)%		$16.1	0.18%
Impact of fees related to repos refinancing		$20.7
Accelerated amortization TARP discount and related deferred costs		-			$414.1
Net interest income (expense)/margin non-taxable equivalent basis		$326.4	4.36%		($59.4)	(0.77)%

(1) Borrowing expense for the third quarter, including the fees related to repos refinancing, was 5.34%, while borrowing expense including the impact of the accelerated TARP amortization in the second quarter was 50.31%.

Popular, Inc.
Financial Supplement to Third Quarter 2014 Earnings Release
Table E - Consolidated Average Balances and Yield / Rate Analysis - YEAR-TO-DATE
(Unaudited)
	Nine months ended			Nine months ended
	30-Sep-14			30-Sep-13			Variance
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
($ amounts in millions; yields not on a taxable equivalent basis)	balance	Expense	Rate	balance	Expense	Rate	balance	Expense	Rate
Assets:
Interest earning assets:
Money market, trading and investment securities	$7,635	$120.4	2.10%	$6,908	$126.3	2.44%	$727	($5.9)	(0.34)%
Loans not covered under loss sharing agreements with the FDIC:
Commercial	8,390	302.6	4.82	8,260	298.5	4.83	130	4.1	(0.01)
Construction	187	9.7	6.93	330	10.7	4.34	(143)	(1.0)	2.59
Mortgage	6,676	256.2	5.12	6,688	256.2	5.11	(12)	-	0.01
Consumer	3,854	290.1	10.07	3,741	284.6	10.17	113	5.5	(0.10)
Lease financing	545	30.3	7.40	541	33.1	8.16	4	(2.8)	(0.76)
Total loans not covered under loss sharing agreements with the FDIC	19,652	888.9	6.04	19,560	883.1	6.03	92	5.8	0.01
Loans covered under loss sharing agreements with the FDIC	2,823	232.3	11.00	3,299	214.0	8.67	(476)	18.3	2.33
Total loans	22,475	1,121.2	6.66	22,859	1,097.1	6.41	(384)	24.1	0.25
Total interest earning assets	30,110	$1,241.6	5.51%	29,767	$1,223.4	5.49%	343	$18.2	0.02%
Allowance for loan losses	(624)			(613)			(11)
Other non-interest earning assets	4,566			5,186			(620)
Assets from discontinued operations	1,762			2,005			(243)
Total average assets	$35,814			$36,345			($531)

Liabilities and Stockholders' Equity:
Interest bearing deposits:
NOW and money market	$4,837	$11.5	0.32%	$4,668	$12.0	0.34%	$169	($0.5)	(0.02)%
Savings	6,715	10.9	0.22	6,559	11.7	0.24	156	(0.8)	(0.02)
Time deposits	7,605	57.2	1.01	8,013	72.5	1.21	(408)	(15.3)	(0.20)
Total interest bearing deposits	19,157	79.6	0.56	19,240	96.2	0.67	(83)	(16.6)	(0.11)
Borrowings [1]	3,690	109.0	3.94	4,459	137.1	4.10	(769)	(28.1)	(0.16)
Total interest bearing liabilities	22,847	188.6	1.10	23,699	233.3	1.31	(852)	(44.7)	(0.21)
Net interest spread			4.41%			4.18%			0.23%
Non-interest bearing deposits	5,499			5,339			160
Other liabilities	889			1,012			(123)
Liabilities from discontinued operations	1,957			2,214			(257)
Stockholders' equity	4,622			4,081			541
Total average liabilities and stockholders' equity	$35,814			$36,345			($531)

Adjusted net interest income / margin non-taxable equivalent basis		$1,053.0	4.67%		$990.1	4.44%		$62.9	0.23%
Impact of fees related to repos refinancing		$20.7
Accelerated amortization of TARP discount and related deferred costs		414.1
Net interest income/margin non-taxable equivalent basis		$618.2	2.75%

(1) Borrowing expense including the fees related to repos refinancing and the impact of the accelerated TARP amortization was 19.65%.

Popular, Inc.
Financial Supplement to Third Quarter 2014 Earnings Release
Table F - Mortgage Banking Activities and Other Service Fees
(Unaudited)

Mortgage Banking Activities				Variance
	Quarters ended			Q3 2014 vs.	Q3 2014 vs.	Nine months ended		Variance
(In thousands)	30-Sep-14	30-Jun-14	30-Sep-13	Q2 2014	Q3 2013	30-Sep-14	30-Sep-13	2014 vs. 2013
Mortgage servicing fees, net of fair value adjustments:
Mortgage servicing fees	$11,091	$10,558	$11,543	$533	$(452)	$32,397	$34,099	$(1,702)
Mortgage servicing rights fair value adjustments	(2,588)	(7,740)	3,879	5,152	(6,467)	(18,424)	(6,862)	(11,562)
Total mortgage servicing fees, net of fair value adjustments	8,503	2,818	15,422	5,685	(6,919)	13,973	27,237	(13,264)
Net gain on sale of loans, including valuation on loans held-for-sale	7,466	8,189	3,559	(723)	3,907	22,831	16,968	5,863
Trading account (loss) profit:
Unrealized gains (losses) on outstanding derivative positions	13	22	(865)	(9)	878	(725)	(265)	(460)
Realized (losses) gains on closed derivative positions	(1,580)	(7,241)	776	5,661	(2,356)	(14,211)	13,330	(27,541)
Total trading account (loss) profit	(1,567)	(7,219)	(89)	5,652	(1,478)	(14,936)	13,065	(28,001)
Total mortgage banking activities	$14,402	$3,788	$18,892	$10,614	$(4,490)	$21,868	$57,270	$(35,402)

Other Service Fees				Variance
	Quarters ended			Q3 2014 vs.	Q3 2014 vs.	Nine months ended		Variance
(In thousands)	30-Sep-14	30-Jun-14	30-Sep-13	Q2 2014	Q3 2013	30-Sep-14	30-Sep-13	2014 vs. 2013
Other service fees:
Debit card fees	$10,673	$11,000	$10,667	$(327)	$6	$32,217	$31,127	$1,090
Insurance fees	12,322	12,406	12,409	(84)	(87)	36,447	35,566	881
Credit card fees	17,078	16,985	16,734	93	344	50,146	48,553	1,593
Sale and administration of investment products	6,605	7,456	8,981	(851)	(2,376)	20,518	27,941	(7,423)
Trust fees	4,711	4,566	4,148	145	563	13,740	12,760	980
Other fees	3,450	4,055	4,102	(605)	(652)	11,057	13,317	(2,260)
Total other service fees	$54,839	$56,468	$57,041	$(1,629)	$(2,202)	$164,125	$169,264	$(5,139)

Popular, Inc.
Financial Supplement to Third Quarter 2014 Earnings Release
Table G - Loans and Deposits
(Unaudited)

Loans - Ending Balances
				Variance
(In thousands)	30-Sep-14	30-Jun-14	30-Sep-13	Q3 2014 vs. Q2 2014	Q3 2014 vs. Q3 2013
Loans not covered under FDIC loss sharing agreements:
Commercial	$8,058,714	$8,155,547	$9,845,477	$(96,833)	$(1,786,763)
Construction	211,850	179,059	293,220	32,791	(81,370)
Legacy [1]	91,015	162,941	235,645	(71,926)	(144,630)
Lease financing	550,514	546,868	539,290	3,646	11,224
Mortgage	6,555,337	6,664,448	6,613,133	(109,111)	(57,796)
Consumer	3,891,786	3,926,361	3,900,418	(34,575)	(8,632)
Total non-covered loans held-in-portfolio	$19,359,216	$19,635,224	$21,427,183	$(276,008)	$(2,067,967)
Loans covered under FDIC loss sharing agreements	2,654,263	2,736,102	3,076,009	(81,839)	(421,746)
Total loans held-in-portfolio	$22,013,479	$22,371,326	$24,503,192	$(357,847)	$(2,489,713)
Loans held-for-sale:
Commercial	$33,658	$2,895	$-	$30,763	$33,658
Construction	-	949	-	(949)	-
Legacy [1]	31,823	-	1,680	31,823	30,143
Mortgage	106,832	93,166	122,852	13,666	(16,020)
Consumer	5,695	-	-	5,695	5,695
Total loans held-for-sale	$178,008	$97,010	$124,532	$80,998	$53,476
Total loans	$22,191,487	$22,468,336	$24,627,724	$(276,849)	$(2,436,237)
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.
Note: Loans from discontinued operations as of September 30,2014 and June 30, 2014 are presented as part of “Assets from discontinued operations” in the Consolidated Statement of Financial Condition.

Deposits - Ending Balances
				Variance
(In thousands)	30-Sep-14	30-Jun-14	30-Sep-13	Q3 2014 vs. Q2 2014	Q3 2014 vs. Q3 2013
Demand deposits [1]	$6,326,220	$6,412,632	$6,410,458	$(86,412)	$(84,238)
Savings, NOW and money market deposits (non-brokered)	10,251,602	10,276,715	11,335,441	(25,113)	(1,083,839)
Savings, NOW and money market deposits (brokered)	386,573	543,032	552,053	(156,459)	(165,480)
Time deposits (non-brokered)	5,636,443	5,790,324	6,181,676	(153,881)	(545,233)
Time deposits (brokered CDs)	1,865,267	1,878,449	1,915,426	(13,182)	(50,159)
Total deposits	$24,466,105	$24,901,152	$26,395,054	$(435,047)	$(1,928,949)
[1] Includes interest and non-interest demand bearing deposits.
Note: Deposits from discontinued operations as of September 30, 2014 and June 30, 2014 are presented as part of “Liabilities from discontinued operations” in the Consolidated Statement of Financial Condition.

Popular, Inc.
Financial Supplement to Third Quarter 2014 Earnings Release
Table H - Non-Performing Assets
(Unaudited)
							Variance
(Dollars in thousands)	30-Sep-14	As a % of loans HIP by category	30-Jun-14	As a % of loans HIP by category	30-Sep-13	As a % of loans HIP by category	Q3 2014 vs. Q2 2014	Q3 2014 vs. Q3 2013
Non-accrual loans:
Commercial	$252,331	3.1%	$278,133	3.4%	$316,040	3.2%	$(25,802)	$(63,709)
Construction	19,148	9.0	21,456	12.0	28,782	9.8	(2,308)	(9,634)
Legacy [1]	5,648	6.2	8,323	5.1	24,206	10.3	(2,675)	(18,558)
Lease financing	3,168	0.6	2,873	0.5	3,716	0.7	295	(548)
Mortgage	295,125	4.5	286,320	4.3	203,208	3.1	8,805	91,917
Consumer	46,525	1.2	42,630	1.1	41,621	1.1	3,895	4,904
Total non-performing loans held-in- portfolio, excluding covered loans [2]	621,945	3.2%	639,735	3.3%	617,573	2.9%	(17,790)	4,372
Non-performing loans held-for-sale [3]	19,728		4,426		2,099		15,302	17,629
Other real estate owned (“OREO”), excluding covered OREO	135,256		139,420		135,502		(4,164)	(246)
Total non-performing assets, excluding covered assets	776,929		783,581		755,174		(6,652)	21,755
Covered loans and OREO	166,533		171,955		190,554		(5,422)	(24,021)
Total non-performing assets	$943,462		$955,536		$945,728		$(12,074)	$(2,266)
Accruing loans past due 90 days or more [4]	$426,459		$420,251		$414,189		$6,208	$12,270
Ratios excluding covered loans:
Non-performing loans held-in-portfolio to loans held-in-portfolio	3.21%		3.26%		2.88%
Allowance for loan losses to loans held-in-portfolio	2.69		2.68		2.46
Allowance for loan losses to non-performing loans, excluding loans held-for-sale	83.88		82.26		85.19
Ratios including covered loans:
Non-performing assets to total assets	2.77%		2.61%		2.62%
Non-performing loans held-in-portfolio to loans held-in-portfolio	2.89		2.93		2.64
Allowance for loan losses to loans held-in-portfolio	2.78		2.79		2.62
Allowance for loan losses to non-performing loans, excluding loans held-for-sale	95.96		95.28		99.53
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.

[2] Total non-performing loans held-in-portfolio, excluding covered loans, excludes $48 thousand and $9.5 million, respectively, in discontinued operations as of September 30, 2014 and June 30, 2014.

[3] Non-performing loans held-for-sale as of September 30, 2014 consisted of $14.7 million in mortgage loans, $427 thousand in commercial loans and $4.6 million in consumer loans and $10 thousand in legacy loans (June 30, 2014 - $582 thousand in mortgage loans, $3 million in commercial loans and $1 million in construction loans; September 30, 2013 - $1.7 million in legacy loans and $0.4 million in mortgage loans).

[4] It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to nonperforming since the principal repayment is insured. These balances include $125 million of residential mortgage loans insured by FHA or guaranteed by the VA that are no longer accruing interest as of September 30, 2014 (June 30, 2014 - $124 million; September 30, 2013 - $113 million).

Popular, Inc.
Financial Supplement to Third Quarter 2014 Earnings Release
Table I - Activity in Non-Performing Loans
(Unaudited)

Commercial loans held-in-portfolio:
	Quarter ended			Quarter ended
	30-Sep-14			30-Jun-14
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$253,552	$24,581	$278,133	$245,931	$60,998	$306,929
Plus:
New non-performing loans	23,410	4,541	27,951	30,068	7,726	37,794
Advances on existing non-performing loans	-	-	-	-	951	951
Less:
Non-performing loans transferred to OREO	(2,706)	-	(2,706)	(4,103)	-	(4,103)
Non-performing loans charged-off	(10,085)	(3,103)	(13,188)	(14,377)	(5,470)	(19,847)
Loans returned to accrual status / loan collections	(19,746)	(2,649)	(22,395)	(3,967)	(15,475)	(19,442)
Loans transferred to held-for-sale	-	(22,967)	(22,967)	-	(16,130)	(16,130)
Non-performing loans transferred from (to) discontinued operations	-	7,503	7,503	-	(8,019)	(8,019)
Ending balance NPLs	$244,425	$7,906	$252,331	$253,552	$24,581	$278,133

Construction loans held-in-portfolio:
	Quarter ended			Quarter ended
	30-Sep-14			30-Jun-14
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$21,456	$-	$21,456	$22,464	$-	$22,464
Plus:
New non-performing loans	-	-	-	952	-	952
Less:
Non-performing loans charged-off	(985)	-	(985)	(42)	-	(42)
Loans returned to accrual status / loan collections	(1,323)	-	(1,323)	(1,918)	-	(1,918)
Ending balance NPLs	$19,148	$-	$19,148	$21,456	$-	$21,456

Mortgage loans held-in-portfolio:
	Quarter ended			Quarter ended
	30-Sep-14			30-Jun-14
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$262,356	$23,964	$286,320	$229,801	$22,220	$252,021
Plus:
New non-performing loans	95,207	2,802	98,009	105,113	4,677	109,790
Less:
Non-performing loans transferred to OREO	(3,062)	(870)	(3,932)	(2,845)	(661)	(3,506)
Non-performing loans charged-off	(11,309)	(395)	(11,704)	(8,266)	(649)	(8,915)
Loans returned to accrual status / loan collections	(53,003)	(686)	(53,689)	(61,447)	(1,623)	(63,070)
Loans transferred to held-for-sale	-	(13,123)	(13,123)	-	-	-
Reclassification to consumer loans	(6,756)	-	(6,756)	-	-	-
Ending balance NPLs	$283,433	$11,692	$295,125	$262,356	$23,964	$286,320

Legacy loans held-in-portfolio:
	Quarter ended			Quarter ended
	30-Sep-14			30-Jun-14
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$-	$8,323	$8,323	$-	$11,608	$11,608
Plus:
New non-performing loans	-	1,852	1,852	-	2,201	2,201
Advances on existing non-performing loans	-	149	149	-	49	49
Less:
Non-performing loans transferred to OREO	-	(189)	(189)	-	-	-
Non-performing loans charged-off	-	(2,109)	(2,109)	-	(816)	(816)
Loans returned to accrual status / loan collections	-	(975)	(975)	-	(2,227)	(2,227)
Loans transferred to held-for-sale	-	(2,529)	(2,529)	-	(1,272)	(1,272)
Non-performing loans transferred from (to) discontinued operations	-	1,126	1,126	-	(1,220)	(1,220)
Ending balance NPLs	$-	$5,648	$5,648	$-	$8,323	$8,323

Total non-performing loans held-in-portfolio (excluding consumer loans):
	Quarter ended			Quarter ended
	30-Sep-14			30-Jun-14
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$537,364	$56,868	$594,232	$498,196	$94,826	$593,022
Plus:
New non-performing loans	118,617	9,195	127,812	136,133	14,604	150,737
Advances on existing non-performing loans	-	149	149	-	1,000	1,000
Less:
Non-performing loans transferred to OREO	(5,768)	(1,059)	(6,827)	(6,948)	(661)	(7,609)
Non-performing loans charged-off	(22,379)	(5,607)	(27,986)	(22,685)	(6,935)	(29,620)
Loans returned to accrual status / loan collections	(74,072)	(4,310)	(78,382)	(67,332)	(19,325)	(86,657)
Loans transferred to held-for-sale	-	(38,619)	(38,619)	-	(17,402)	(17,402)
Non-performing loans transferred from (to) discontinued operations	-	8,629	8,629	-	(9,239)	(9,239)
Reclassification to consumer loans	(6,756)	-	(6,756)	-	-	-
Ending balance NPLs	$547,006	$25,246	$572,252	$537,364	$56,868	$594,232

Popular, Inc.
Financial Supplement to Third Quarter 2014 Earnings Release
Table J - Allowance for Credit Losses, Net Charge-offs and Related Ratios
(Unaudited)

	Quarter ended					Quarter ended					Quarter ended
	30-Sep-14					30-Jun-14					30-Sep-13
(Dollars in thousands)	Non-covered loans		Covered loans	Total		Non-covered loans		Covered loans	Total		Non-covered loans		Covered loans	Total
Balance at beginning of period	$526,246		$98,665	$624,911		$542,575		$97,773	$640,348		$528,762		$106,457	$635,219
Provision for loan losses - Continuing operations	68,166		12,463	80,629		50,074		11,604	61,678		48,715		17,433	66,148
Provision for loan losses - Discontinued operations	-		-	-		-		-	-		6,515		-	6,515
	594,412		111,128	705,540		592,649		109,377	702,026		583,992		123,890	707,882
Net loans charged-off (recovered):
BPPR
Commercial	1,011		16,590	17,601		9,309		5,438	14,747		16,145		2,533	18,678
Construction	(1,237)		4,066	2,829		(615)		3,700	3,085		(4,906)		2,893	(2,013)
Lease financing	1,410		(1)	1,409		1,144		1	1,145		470		-	470
Mortgage	13,330		1,809	15,139		9,926		2,251	12,177		11,393		1,579	12,972
Consumer	24,168		(1,024)	23,144		23,571		(678)	22,893		21,576		57	21,633
Total BPPR	38,682		21,440	60,122		43,335		10,712	54,047		44,678		7,062	51,740

BPNA
Commercial	(893)		-	(893)		910		-	910		(484)		-	(484)
Construction	(59)		-	(59)		-		-	-		-		-	-
Legacy [1]	221		-	221		(1,205)		-	(1,205)		2,319		-	2,319
Mortgage	26		-	26		393		-	393		1,335		-	1,335
Consumer	2,492		-	2,492		2,768		-	2,768		4,013		-	4,013
Discontinued operations	-		-	-		-		-	-		6,031		-	6,031
Total BPNA	1,787		-	1,787		2,866		-	2,866		13,214		-	13,214
Total loans charged-off (recovered) - Popular, Inc.	40,469		21,440	61,909		46,201		10,712	56,913		57,892		7,062	64,954
Net write-downs	(32,256)		-	(32,256)		-		-	-		-		-	-
Net write-downs related to loans transferred to discontinued operations	-		-	-		(20,202)		-	(20,202)		-		-	-
Balance at end of period	$521,687		$89,688	$611,375		$526,246		$98,665	$624,911		$526,100		$116,828	$642,928

POPULAR, INC.
Annualized net charge-offs to average loans held-in-portfolio	0.83%			1.12%		0.94%			1.01%		1.08%			1.06%
Provision for loan losses to net charge-offs [2]	1.39	x		1.11	x	1.08	x		1.08	x	0.95	x		1.12	x

BPPR
Annualized net charge-offs to average loans held-in-portfolio	0.98%			1.30%		1.09%			1.16%		1.15%			1.11%
Provision for loan losses to net charge-offs [2]	1.60	x		1.24	x	1.73	x		1.60	x	1.13	x		1.31	x

BPNA
Annualized net charge-offs (recoveries) to average loans held-in-portfolio				0.19%					0.30%					0.91%
Provision for loan losses to net charge-offs				N.M.					N.M.					0.36	x
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.

[2] Excluding provision for loan losses and net write-down related to the BPNA legacy and classified asset sales during the quarter ended September 30, 2014.

N.M. - Not meaningful.

Popular, Inc.
Financial Supplement to Third Quarter 2014 Earnings Release
Table K - Allowance for Loan Losses - Breakdown of General and Specific Reserves - CONSOLIDATED
(Unaudited)

30-Sep-14
(Dollars in thousands)		Commercial	Construction	Legacy [3]	Mortgage	Lease financing	Consumer	Total [2]
Specific ALLL		$64,750	$133	$-	$38,207	$698	$28,166	$131,954
Impaired loans	[1]	$373,501	$18,894	$2,311	$431,806	$2,709	$116,830	$946,051
Specific ALLL to impaired loans	[1]	17.34%	0.70%	-%	8.85%	25.77%	24.11%	13.95%
General ALLL		$151,681	$6,375	$4,001	$83,314	$6,673	$137,689	$389,733
Loans held-in-portfolio, excluding impaired loans	[1]	$7,685,213	$192,956	$88,704	$6,123,531	$547,805	$3,774,956	$18,413,165
General ALLL to loans held-in-portfolio, excluding impaired loans	[1]	1.97%	3.30%	4.51%	1.36%	1.22%	3.65%	2.12%
Total ALLL		$216,431	$6,508	$4,001	$121,521	$7,371	$165,855	$521,687
Total non-covered loans held-in-portfolio	[1]	$8,058,714	$211,850	$91,015	$6,555,337	$550,514	$3,891,786	$19,359,216
ALLL to loans held-in-portfolio	[1]	2.69%	3.07%	4.40%	1.85%	1.34%	4.26%	2.69%
[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.

[2] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. As of September 30, 2014 the general allowance on the covered loans amounted to $89.7 million, while the specific reserve amounted to $4 thousand.

[3] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

30-Jun-14
(Dollars in thousands)		Commercial	Construction	Legacy [3]	Mortgage	Lease financing	Consumer	Total [2]
Specific ALLL		$36,597	$883	$-	$53,815	$688	$29,043	$121,026
Impaired loans	[1]	$317,746	$21,094	$2,536	$466,243	$2,653	$122,106	$932,378
Specific ALLL to impaired loans	[1]	11.52%	4.19%	-%	11.54%	25.93%	23.79%	12.98%
General ALLL		$165,912	$4,459	$9,343	$84,113	$5,271	$136,122	$405,220
Loans held-in-portfolio, excluding impaired loans	[1]	$7,837,801	$157,965	$160,405	$6,198,205	$544,215	$3,804,255	$18,702,846
General ALLL to loans held-in-portfolio, excluding impaired loans	[1]	2.12%	2.82%	5.82%	1.36%	0.97%	3.58%	2.17%
Total ALLL		$202,509	$5,342	$9,343	$137,928	$5,959	$165,165	$526,246
Total non-covered loans held-in-portfolio	[1]	$8,155,547	$179,059	$162,941	$6,664,448	$546,868	$3,926,361	$19,635,224
ALLL to loans held-in-portfolio	[1]	2.48%	2.98%	5.73%	2.07%	1.09%	4.21%	2.68%
[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.

[2] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. As of June 30, 2014 the general allowance on the covered loans amounted to $98.7 million, while the specific reserve amounted to $8 thousand.

[3] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

Variance
(Dollars in thousands)	Commercial	Construction	Legacy	Mortgage	Lease financing	Consumer	Total
Specific ALLL	$28,153	$(750)	$-	$(15,608)	$10	$(877)	$10,928
Impaired loans	$55,755	$(2,200)	$(225)	$(34,437)	$56	$(5,276)	$13,673
General ALLL	$(14,231)	$1,916	$(5,342)	$(799)	$1,402	$1,567	$(15,487)
Loans held-in-portfolio, excluding impaired loans	$(152,588)	$34,991	$(71,701)	$(74,674)	$3,590	$(29,299)	$(289,681)
Total ALLL	$13,922	$1,166	$(5,342)	$(16,407)	$1,412	$690	$(4,559)
Total non-covered loans held-in-portfolio	$(96,833)	$32,791	$(71,926)	$(109,111)	$3,646	$(34,575)	$(276,008)

Popular, Inc.
Financial Supplement to Third Quarter 2014 Earnings Release
Table L - Allowance for Loan Losses - Breakdown of General and Specific Reserves - PUERTO RICO OPERATIONS
(Unaudited)

30-Sep-14
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$64,750	$133	$37,491	$698	$27,723	$130,795
General ALLL non-covered loans	140,906	5,534	81,728	6,673	123,816	358,657
ALLL - non-covered loans	205,656	5,667	119,219	7,371	151,539	489,452
Specific ALLL covered loans	4	-	-	-	-	4
General ALLL covered loans	36,411	7,193	42,524	-	3,556	89,684
ALLL - covered loans	36,415	7,193	42,524	-	3,556	89,688
Total ALLL	$242,071	$12,860	$161,743	$7,371	$155,095	$579,140
Loans held-in-portfolio:
Impaired non-covered loans	$373,049	$18,894	$424,336	$2,709	$114,850	$933,838
Non-covered loans held-in-portfolio, excluding impaired loans	5,896,673	129,889	5,028,786	547,805	3,286,492	14,889,645
Non-covered loans held-in-portfolio	6,269,722	148,783	5,453,122	550,514	3,401,342	15,823,483
Impaired covered loans	2,765	2,419	-	-	-	5,184
Covered loans held-in-portfolio, excluding impaired loans	1,693,886	72,049	846,472	-	36,672	2,649,079
Covered loans held-in-portfolio	1,696,651	74,468	846,472	-	36,672	2,654,263
Total loans held-in-portfolio	$7,966,373	$223,251	$6,299,594	$550,514	$3,438,014	$18,477,746

30-Jun-14
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$36,597	$883	$39,341	$688	$28,458	$105,967
General ALLL non-covered loans	147,638	4,308	81,058	5,271	122,024	360,299
ALLL - non-covered loans	184,235	5,191	120,399	5,959	150,482	466,266
Specific ALLL covered loans	8	-	-	-	-	8
General ALLL covered loans	46,685	8,996	38,941	-	4,035	98,657
ALLL - covered loans	46,693	8,996	38,941	-	4,035	98,665
Total ALLL	$230,928	$14,187	$159,340	$5,959	$154,517	$564,931
Loans held-in-portfolio:
Impaired non-covered loans	$307,762	$21,094	$414,636	$2,653	$119,604	$865,749
Non-covered loans held-in-portfolio, excluding impaired loans	5,991,218	114,589	5,043,936	544,215	3,296,245	14,990,203
Non-covered loans held-in-portfolio	6,298,980	135,683	5,458,572	546,868	3,415,849	15,855,952
Impaired covered loans	2,823	2,419	-	-	-	5,242
Covered loans held-in-portfolio, excluding impaired loans	1,743,144	80,344	867,075	-	40,297	2,730,860
Covered loans held-in-portfolio	1,745,967	82,763	867,075	-	40,297	2,736,102
Total loans held-in-portfolio	$8,044,947	$218,446	$6,325,647	$546,868	$3,456,146	$18,592,054

Variance
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$28,153	$(750)	$(1,850)	$10	$(735)	$24,828
General ALLL non-covered loans	(6,732)	1,226	670	1,402	1,792	(1,642)
ALLL - non-covered loans	21,421	476	(1,180)	1,412	1,057	23,186
Specific ALLL covered loans	(4)	-	-	-	-	(4)
General ALLL covered loans	(10,274)	(1,803)	3,583	-	(479)	(8,973)
ALLL - covered loans	(10,278)	(1,803)	3,583	-	(479)	(8,977)
Total ALLL	$11,143	$(1,327)	$2,403	$1,412	$578	$14,209
Loans held-in-portfolio:
Impaired non-covered loans	$65,287	$(2,200)	$9,700	$56	$(4,754)	$68,089
Non-covered loans held-in-portfolio, excluding impaired loans	(94,545)	15,300	(15,150)	3,590	(9,753)	(100,558)
Non-covered loans held-in-portfolio	(29,258)	13,100	(5,450)	3,646	(14,507)	(32,469)
Impaired covered loans	(58)	-	-	-	-	(58)
Covered loans held-in-portfolio, excluding impaired loans	(49,258)	(8,295)	(20,603)	-	(3,625)	(81,781)
Covered loans held-in-portfolio	(49,316)	(8,295)	(20,603)	-	(3,625)	(81,839)
Total loans held-in-portfolio	$(78,574)	$4,805	$(26,053)	$3,646	$(18,132)	$(114,308)

Popular, Inc.
Financial Supplement to Third Quarter 2014 Earnings Release
Table M - Allowance for Loan Losses - Breakdown of General and Specific Reserves - U.S. MAINLAND OPERATIONS
(Unaudited)

30-Sep-14
U.S. Mainland
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$-	$-	$-	$716	$443	$1,159
General ALLL	10,775	841	4,001	1,586	13,873	31,076
Total ALLL	$10,775	$841	$4,001	$2,302	$14,316	$32,235
Loans held-in-portfolio:
Impaired loans	$452	$-	$2,311	$7,470	$1,980	$12,213
Loans held-in-portfolio, excluding impaired loans	1,788,540	63,067	88,704	1,094,745	488,464	3,523,520
Total loans held-in-portfolio	$1,788,992	$63,067	$91,015	$1,102,215	$490,444	$3,535,733

30-Jun-14
U.S. Mainland
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$-	$-	$-	$14,474	$585	$15,059
General ALLL	18,274	151	9,343	3,055	14,098	44,921
Total ALLL	$18,274	$151	$9,343	$17,529	$14,683	$59,980
Loans held-in-portfolio:
Impaired loans	$9,984	$-	$2,536	$51,607	$2,502	$66,629
Loans held-in-portfolio, excluding impaired loans	1,846,583	43,376	160,405	1,154,269	508,010	3,712,643
Total loans held-in-portfolio	$1,856,567	$43,376	$162,941	$1,205,876	$510,512	$3,779,272

Variance
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$-	$-	$-	$(13,758)	$(142)	$(13,900)
General ALLL	(7,499)	690	(5,342)	(1,469)	(225)	(13,845)
Total ALLL	$(7,499)	$690	$(5,342)	$(15,227)	$(367)	$(27,745)
Loans held-in-portfolio:
Impaired loans	$(9,532)	$-	$(225)	$(44,137)	$(522)	$(54,416)
Loans held-in-portfolio, excluding impaired loans	(58,043)	19,691	(71,701)	(59,524)	(19,546)	(189,123)
Total loans held-in-portfolio	$(67,575)	$19,691	$(71,926)	$(103,661)	$(20,068)	$(243,539)

Popular, Inc.
Financial Supplement to Third Quarter 2014 Earnings Release
Table N - Reconciliation to GAAP Financial Measures
(Unaudited)

(In thousands, except share or per share information)	30-Sep-14	30-Jun-14	30-Sep-13
Total stockholders’ equity	$4,298,392	$4,260,441	$4,393,885
Less: Preferred stock	(50,160)	(50,160)	(50,160)
Less: Goodwill	(461,246)	(461,246)	(647,757)
Less: Other intangibles	(37,777)	(40,122)	(46,892)
Total tangible common equity	$3,749,209	$3,708,913	$3,649,076
Total assets	$34,099,095	$36,587,902	$36,052,116
Less: Goodwill	(461,246)	(461,246)	(647,757)
Less: Other intangibles	(37,777)	(40,122)	(46,892)
Total tangible assets	$33,600,072	$36,086,534	$35,357,467
Tangible common equity to tangible assets	11.16%	10.28%	10.32%
Common shares outstanding at end of period	103,448,206	103,472,979	103,327,146
Tangible book value per common share	$36.24	$35.84	$35.32

(In thousands)	30-Sep-14	30-Jun-14	30-Sep-13
Common stockholders’ equity	$4,248,232	$4,210,281	$4,343,725
Less: Unrealized losses (gains) on available-for-sale securities, net of tax[1]	16,787	(4,071)	5,514
Less: Disallowed deferred tax assets[2]	(618,141)	(636,081)	(643,716)
Less: Disallowed goodwill and other intangible assets, net of deferred tax liability	(444,759)	(447,182)	(646,464)
Less: Aggregate adjusted carrying value of all non-financial equity investments	(1,462)	(1,381)	(1,398)
Add: Adjustment of pension and postretirement benefit plans and unrealized gains
(losses) on cash flow hedges, net of tax[3]	102,279	103,263	216,274
Total Tier 1 common equity	$3,302,936	$3,224,829	$3,273,935
Tier 1 common equity to risk-weighted assets	14.79%	13.51%	14.20%
[1] In accordance with regulatory risk-based capital guidelines, Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

[2] Approximately $147 million of the Corporation’s $758 million of net deferred tax assets included as “Other assets” in the consolidated statement of financial condition at September 30, 2014 (June 30, 2014 - $159 million and $789 million, respectively; September 30, 2013 - $160 million and $844 million, respectively), were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $618 million of such assets at September 30, 2014 (June 30, 2014 - $636 million; September 30, 2013 - $644 million) exceeded the limitation imposed by these guidelines and, as “disallowed deferred tax assets”, were deducted in arriving at Tier 1 capital. The remaining $(7) million of the Corporation’s other net deferred tax assets at September 30, 2014 (June 30, 2014 - $(6) million; September 30, 2013 - $40 million) represented primarily the following items: (a) the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines; (b) the deferred tax asset corresponding to the pension liability adjustment recorded as part of accumulated other comprehensive income; and (c) the deferred tax liabilities associated with goodwill and other intangibles.

[3] The Federal Reserve Bank has granted interim capital relief for the impact of pension liability adjustment.

Popular, Inc.
Financial Supplement to Third Quarter 2014 Earnings Release
Table O - Financial Information - Westernbank Covered Loans
(Unaudited)

Revenues
	Quarters ended
(In thousands)	30-Sep-14	30-Jun-14	Variance
Interest income on covered loans	$68,251	$82,975	$(14,724)
FDIC loss share expense:
Amortization of indemnification asset	(42,524)	(72,095)	29,571
Reversal of accelerated amortization in prior periods	15,046	-	15,046
80% mirror accounting on credit impairment losses [1]	9,863	10,372	(509)
80% mirror accounting on reimbursable expenses	15,545	11,085	4,460
80% mirror accounting on recoveries on covered assets, including rental income on OREOs, subject to reimbursement to the FDIC	(2,633)	(3,557)	924
Change in true-up payment obligation	1,078	(1,206)	2,284
Other	(1,239)	140	(1,379)
Total FDIC loss share expense	(4,864)	(55,261)	50,397
Total revenues	63,387	27,714	35,673
Provision for loan losses	12,463	11,604	859
Total revenues less provision for loan losses	$50,924	$16,110	$34,814
[1]Reductions in expected cash flows for ASC 310-30 loans, which may impact the provision for loan losses, may consider reductions in both principal and interest cash flow expectations. The amount covered under the FDIC loss sharing agreements for interest not collected from borrowers is limited under the agreements (approximately 90 days); accordingly, these amounts are not subject fully to the 80% mirror accounting.

Non-personnel operating expenses
	Quarters ended
(In thousands)	30-Sep-14	30-Jun-14	Variance
Professional fees	$5,164	$4,726	$438
OREO expenses	11,661	5,249	6,412
Other operating expenses	3,160	2,868	292
Total operating expenses	$19,985	$12,843	$7,142
Expense reimbursements from the FDIC may be recorded with a time lag, since these are claimed upon the event of loss or charge-off of the loans which may occur in a subsequent period.

Quarterly average assets
	Quarters ended
(In millions)	30-Sep-14	30-Jun-14	Variance
Covered loans	$2,727	$2,811	$(84)
FDIC loss share asset	687	792	(105)

Activity in the carrying amount and accretable yield of covered loans accounted for under ASC 310-30

	Quarters ended
	30-Sep-14		30-Jun-14
(In thousands)	Accretable yield	Carrying amount of loans	Accretable yield	Carrying amount of loans
Beginning balance	$1,280,758	$2,610,664	$1,218,212	$2,733,122
Accretion	(66,017)	66,017	(79,863)	79,863
Changes in expected cash flows	97,780	-	142,409	-
Collections / charge-offs	-	(148,248)	-	(202,321)
Ending balance	1,312,521	2,528,433	1,280,758	2,610,664
Allowance for loan losses - ASC 310-30 covered loans	-	(85,640)	-	(90,892)
Ending balance, net of allowance for loan losses	$1,312,521	$2,442,793	$1,280,758	$2,519,772

Activity in the carrying amount of the FDIC indemnity asset

		Quarters ended
(In thousands)		30-Sep-14		30-Jun-14
Balance at beginning of period		$751,553		$833,721
Amortization		(42,524)		(72,095)
Reversal of accelerated amortization in prior periods		15,046		-
Credit impairment losses to be covered under loss sharing agreements		9,863		10,372
Reimbursable expenses to be covered under loss sharing agreements		15,545		11,085
Net payments to (from) FDIC under loss sharing agreements		(73,106)		(31,530)
Other adjustments attributable to FDIC loss sharing agreements		4,729		-
Balance at end of period		$681,106		$751,553

Activity in the remaining FDIC loss share asset amortization

		Quarters ended
(In thousands)		30-Sep-14		30-Jun-14
Balance at beginning of period		$105,939		$71,634
Amortization		(42,524)		(72,095)
Impact of lower projected losses		3,147		106,400
Balance at end of period		$66,562		$105,939

POPULAR, INC.
Financial Supplement to Third Quarter 2014 Earnings Release
Table P - Financial Information from Discontinued Operations
(Unaudited)

Assets and Liabilities from Discontinued Operations

(In thousands)			30-Sep-14	30-Jun-14	Variance

Cash			$9,500	$18,923	$(9,423)
Loans held-for-sale			1,099,673	1,783,998	(684,325)
Premises and equipment, net			8,596	17,553	(8,957)
Other assets			11,284	7,908	3,376
Total assets			$1,129,053	$1,828,382	$(699,329)

Deposits			$1,089,046	$2,058,309	$(969,263)
Short-term borrowings			-	2,998	(2,998)
Other liabilities			17,716	18,435	(719)
Total liabilities			$1,106,762	$2,079,742	$(972,980)
Net assets (liabilities)			$22,291	$(251,360)	$273,651

Components of Net Income (Loss) from Discontinued Operations

	Quarters ended			Nine months ended
(In thousands)	30-Sep-14	30-Jun-14	30-Sep-13	30-Sep-14	30-Sep-13

Net interest income	$16,022	$19,092	$23,195	$56,911	$66,172
Provision (reversal) for loan losses	-	-	6,515	(6,764)	(1,345)
Gain on sale of regions	25,775	-	-	25,775	-
Other non-interest income	6,567	9,388	5,250	26,488	13,642
Personnel costs	11,941	12,117	8,487	32,910	25,215
Net occupancy expenses	(1,305)	2,845	3,325	5,871	9,355
Professional fees	4,916	5,903	2,802	13,612	8,511
Goodwill impairment charge	-	186,511	-	186,511	-
Other operating expenses	3,054	2,833	3,694	9,100	9,422
Net income (loss) from discontinued operations	$29,758	$(181,729)	$3,622	$(132,066)	$28,656

POPULAR, INC.
Financial Supplement to Third Quarter 2014 Earnings Release
Table Q - Restructuring Charges
(Unaudited)

Restructuring Charges
	Quarters ended
(In thousands)	30-Sep-14	30-Jun-14	Variance

Personnel costs	$6,194	$3,630	$2,564
Net occupancy expenses	152	271	(119)
Equipment expenses	141	190	(49)
Professional fees	1,431	448	983
Communications	14	-	14
Other operating expenses	358	35	323
Total restructuring costs	$8,290	$4,574	$3,716

CONTACT:
Popular, Inc.
Investor Relations:
Brett Scheiner, 212-417-6721
Investor Relations Officer
or
Media Relations:
Teruca Rullán, 787-281-5170
Mobile: 917-679-3596
Senior Vice President, Corporate Communications